UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 3, 2005

CENTRA SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27861	04-3268918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

430 Bedford Street

Lexington, MA 02420

(Address of principal executive offices)

Telephone: (781) 861-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry Into (Amendment of) a Material Definitive Agreement

1. On March 3, 2005, the compensation committee of our board of directors (“Compensation Committee”) approved the 2005 executive bonus plan. The purpose of the 2005 executive bonus plan is to aid Centra in retaining and motivating its executive officers and to assist us in meeting our performance objectives. A participant is eligible to receive a discretionary cash bonus if he or she achieves specified personal objectives and the Company achieves specified financial objectives based on bookings, revenues, EBITDA and cash flow, as approved by the Compensation Committee.

The Compensation Committee has set goals for each performance objective. A participant is eligible to receive 100% of his or her target bonus if the goals are achieved. Seventy five percent of the target bonus is based on our achievement of the financial objectives and 25% is based on the achievement of the personal objectives. If the goals are not achieved, a smaller (or no) bonus will be paid and if the goals are exceeded, a participant is eligible to receive a higher bonus. A percentage of the total bonus will be paid quarterly, as follows: 20% following each of the first, second and third quarters and 40% following the fourth quarter.

At the close of each quarter, our Chief Executive Officer will recommend to our Compensation Committee the amount of each cash bonus for each eligible participant (other than the Chief Executive Officer) based upon the accomplishment of the applicable personal and financial objectives. Upon receipt of his recommendations, the Compensation Committee will determine the amount of any cash awards. The Compensation Committee will determine the amount of the Chief Executive Officer’s cash bonus, if any, based on his personal objectives and the Company’s financial objectives and such other factors as the Compensation Committee, in its sole discretion, may determine.

The Compensation Committee has sole discretion to approve the amounts of cash bonuses to eligible participants. In no event will a cash bonus award exceed 100% of an eligible participant’s base annual salary during any calendar year.

Our 2005 executive bonus plan will be filed as an exhibit to our annual report on Form 10-K for the fiscal year ending December 31, 2004. The foregoing summary is qualified in its entirety by reference to the plan as filed with the annual report on Form 10-K.

2. On March 7, 2005, the Company entered into an amended and restated Severance Compensation and Change of Control Agreement with Martin Deise, the Company’s Senior Vice President of Professional Services. Under Mr. Deise’s Severance Compensation and Change of Control Agreement dated October 1, 2004, Mr. Deise will receive severance compensation equal to six months of his base salary and fifty percent of his annual target bonus upon involuntary termination of his employment by the Company. As amended on March 7, the agreement with Mr. Deise provides that he will receive severance compensation under two additional circumstances: (i) if the employment of Mr. Deise is terminated upon a Change of Control of the Company or (ii) if Mr. Deise voluntarily terminates his employment upon or after a Change of Control of the Company. In either of these two additional circumstances, Mr. Deise would receive one month of severance compensation for each month of employment with the Company, up to a maximum of one year of compensation. Mr. Deise’s agreement will be filed with the annual report on Form 10-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 8, 2005

CENTRA SOFTWARE, INC.

By: /s/ Stephen A. Johnson

Name: Stephen A. Johnson

Title: Chief Financial Officer, Treasurer and Secretary